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                      November 16, 2022

       Gaofei Wang
       Chief Executive Officer
       Weibo Corporation
       8/F, QIHAO Plaza, No. 8 Xinyuan S. Road
       Chaoyang District, Beijing 100027
       People   s Republic of China

                                                        Re: Weibo Corporation
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 10,
2022
                                                            File No. 001-36397

       Dear Gaofei Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Yuting Wu